CONSULTING AND BUSINESS DEVELOPMENT AGREEMENT

This CONSULTING AND BUSINESS DEVELOPMENT AGREEMENT (the" Agreement") is entered into as of the 17th day of July, 2002, by and between On The Go Healthcare, Inc, with its principal offices located at 85 Corstate Ave, Concord, Ontario L4K 4Y2 (the "Company") and Jim Kellogg Jr. 210 Elmer Street Westfield NJ
07090 ("Consultant")

WHEREAS, Company conducts business and related services at its principal office location, and the Consultant is a New Jersey corporation which is in the business of providing, among other things, investment banking, financial advisory, retail and institutional stock brokerage and general business consulting services, and the parties wish to enter into a mutually beneficial business relationship.

NOW, THEREFORE, in consideration of the mutual promises and covenants provided for herein, the parties hereto agree as follows:

1. TERM/ENGAGEMENT For a term of one year commencing on the first day the Companies Stock is Listed on the BBX, Consultant will provide the Company with general financial advisory, investment banking and related business consulting services in connection with the growth, development and management of its business, including, but not limited to, providing the Company with introductions to foreign and domestic broker-dealers, financial institutions, attorneys accountants, market makers, analysts, investment advisors marketing personnel, and potential officers and directors.
   Either party may cancel this Agreement on Thirty (30) days prior written notice to the address provided above in the event of a non-cured material breach of any term hereof. In the event the Company is in material breach of any provision hereof or prospective performance obligation with respect to the services contemplated hereunder, Consultant shall be entitled to retain any and all fees paid to date.

2. FEES/EXPENSES In connection with this engagement, the parties agree that the activities undertaken and the services provided to the Company shall be paid by issuing Three Hundred and Twenty Five Thousand (325,000) common shares ('the shares") of the Company to the consultant with a book value of $0.0056 as of April 30, 2002

3. CONFIDENTIALITY The parties acknowledge that they will have access to certain confidential and proprietary information of the other and that such information constitutes valuable, special and unique property of each. The parties further acknowledge and agree that they will not, at any time during or after the term hereof, in any fashion, from or manner, either directly or indirectly, divulge, disclose or communicate the terms and conditions of this Agreement or any information of any kind concerning matters affection or relating to the business of the other.

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4. DUE DILIGENCE  The Company will provide Consultant with any and all due diligence files, materials, information and documentation reasonably requested to complete the assignment contemplated herein, including, but not limited to, shareholder information and records, all interim and annual public filings. It is expressly agreed and understood that the Company will timely provide Consultant with any future public filings, whether they be in the form of press releases or filings (including, but not limited to, Filings with respect to the registration and possible sale of securities) with regulatory bodies from and after the date hereof.

5. MUTUAL INDEMNITY each party herby agrees to indemnify, defend and hold the other, and such others directors, officers, principals, employees, agents and affiliates and any employees thereof, harmless from and against any and all costs, losses, claims, demands and liabilities, including reasonable attorneys fees and costs, which arise out of or relate to any breach by the other of any breach by the other of any of the terms and conditions of this Agreement; any negligent or intentional wrongful act of the other or its principals, officers, employees, representatives or agents, or any other act by the other or its principals, directors, officers, employees, representatives or agents outside the scope of this Agreement. The terms and conditions of this Section shall survive termination of this Agreement.

6. CHOICE OF LAW This Agreement and performance hereunder shall be construed and enforced, and all lawsuits, actions or proceeding arising out of or related hereto shall be conducted in accordance with the laws and within the jurisdiction of the province of Ontario, Canada.

7. MISCELLANEOUS

        a. Exclusivity Nothing herein shall prevent Consultant from providing the same or similar services to any other individual or entity and nothing herein shall prevent the Company from engaging other parties to perform the same or similar services as described herein.

        b. Cooperation The parties recognize that certain disputes may arise with third parties, the resolution of which may require the cooperation of the other, including, but not limited to, providing factual information and giving depositions and testimony. Accordingly, at all times during the term of this Agreement and after its termination, the parties agree to cooperate with the other to allow such party to advance its position with respect to such dispute or disputes.

        c. Commitments Binding Only Upon Written Consent It is expressly understood and agreed that neither party shall not have the right to make any contracts or commitments for or on behalf to the other without the prior written consent of the other.

        d. Assignment This Agreement may not be assigned by either party without the prior written consent of the other party.

        e. Entire Agreement This Agreement contains the entire agreement between the parties and may only be modified or amended in writing, by an authorized officer of each party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each by an authorized representative thereof, as of the date provided above.



On The Go Healthcare, Inc.

/s/Stuart Turk                                          /s/Jim Kellogg
--------------------------                              ------------------
Stuart Turk - Chairman,                                 Jim Kellogg Jr.
President, CEO & Director
                                                        Managing Dir.
                                                        ------------------
                                                        Title


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